Exhibit 16.1

May 16, 2024

United States Securities and Exchange Commission

Office of the Chief Accountant

100 F Street, N.E.

Washington, D.C. 20549

Re: Orion Bliss Corp.

Ladies and Gentleman:

We have read the statements under item 4.01 in the Form 8-K dated May 14, 2024, of Orion Bliss Corp. (the “Company”) to be filed with the Securities and Exchange Commission and we agree with such statements therein as related to our firm. We have no basis to, and therefore, do not agree or disagree with the other statements made by the Company in the Form 8-K.

Sincerely,

BF Borgers CPA PC

Certified Public Accountants

Lakewood, CO